Exhibit 23.1
Consent of Independent Auditor
The Board of Directors
Worthington Armstrong Venture
We consent to the incorporation by reference on Form 8-K of Worthington Industries, Inc of our report dated February 19, 2010, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, partners” equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in Exhibit No 99.1 of this Form 8-K of Worthington Industries, Inc
Philadelphia, Pennsylvania
April 7, 2010